As filed with the Securities and Exchange Commission on September 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Novartis AG

(Exact name of registrant as specified in its charter)

Switzerland	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Lichtstrasse 35

CH-4056 Basel, Switzerland

(Address of principal executive offices)

Novartis AG Long Term Incentive Plan

Novartis AG Deferred Share Bonus Plan

(Full title of the plan)

Felix R. Ehrat

Novartis AG

Lichtstrasse 35

CH-4056 Basel, Switzerland

(Name and address of agent for service)

+41 61 324 1111

(Telephone number, including area code, of agent for service)

Copy to:

A. Peter Harwich

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 610-6471

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares of Novartis AG, nominal value CHF 0.50 per share (“Novartis Shares”) (1)	5,090,000	$93.08	$473,777,200.00	$61,022.50

(1)         The Novartis Shares will be represented by American Depositary Shares of Novartis AG (“Novartis ADSs”), each of which currently represents one Novartis Share. Separate registration statements on Form F-6 (333-162725 and 333-198623) have been filed with the Securities and Exchange Commission (the “Commission”) on October 29, 2009 and on September 8, 2014 for the registration of Novartis ADSs evidenced by American Depositary Receipts issuable upon deposit of the Novartis Shares.

(2)         Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of computing the registration fee, based upon the average of the high and low price for the Novartis ADSs on the New York Stock Exchange on September 5, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                       INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed with or furnished to the Commission by Novartis AG (the “Registrant”) are incorporated by reference herein and shall be deemed to be part hereof:

(a) Registrant’s Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on January 29, 2014;

(b) All other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2013, including any reports on Form 6-K, including without limitation:

•                  Report on Form 6-K furnished to the Commission on January 29, 2014 relating to the Registrant’s release of its 2013 Annual Report, as filed on Form 20-F, and the publication of its 2013 integrated review

•                  Report on Form 6-K furnished to the Commission on February 18, 2014 relating to the media release on the expansion of Registrant’s research

•                  Report on Form 6-K furnished to the Commission on February 18, 2014 disclosing the Statement of Computation of Ratio of Earnings to Fixed Charges for the year ended December 31, 2013

•                  Report on Form 6-K furnished to the Commission on February 25, 2014 relating to the results of shareholder votes at the 2014 Annual General Meeting

•                  Report on Form 6-K furnished to the Commission on March 21, 2014 relating to the media release on the recommended inclusion of Bexsero® in the National Immunisation Programme

•                  Report on Form 6-K furnished to the Commission on March 28, 2014 relating to the media release on the FDA’s Advisory Committee outcome regarding the approval of RLX030

•                  Report on Form 6-K furnished to the Commission on March 31, 2014 relating to the media release on the early closure of the PARADIGM-HF study

•                  Report on Form 6-K furnished to the Commission on April 9, 2014 relating to the media release on the appointment of new leaders

•                  Report on Form 6-K furnished to the Commission on April 22, 2014 relating to the media release on the agreements with GlaxoSmithKline plc and Eli Lilly and Company to exchange certain assets, building global leadership in key segments and focusing the company’s portfolio

•                  Report on Form 6-K furnished to the Commission on April 24, 2014 relating to the Q1 financial results and interim financial report

•                  Report on Form 6-K furnished to the Commission on April 29, 2014 relating to the media release on the FDA approval of Zykadia™

•                  Report on Form 6-K furnished to the Commission on May 15, 2014 relating to the media release on the settlement of litigation with the United States subsidiary of Sun Pharmaceutical Industries Ltd. relating to Novartis patents covering the use of certain polymorphic forms of Gleevec®

•                  Report on Form 6-K furnished to the Commission on July 17, 2014 relating to the Q2 financial results and interim financial report

•                  Report on Form 6-K furnished to the Commission on August 11, 2014 relating to the media release on the heart failure leadership presentation at European Society of Cardiology Congress 2014 with results on LCZ696

•                  Report on Form 6-K furnished to the Commission on August 13, 2014 relating to the use of the internet and social media channels to communicate with investors, employees, the medical community and the public

•                  Report on Form 6-K furnished to the Commission on September 2, 2014 relating to the media release on LCZ696 being superior to ACE-inhibitor enalapril on key endpoints in the largest heart failure study ever done, which was revealed at the European Society of Cardiology congress and published in the New England Journal of Medicine

(c) The descriptions of Registrant’s Ordinary Shares and American Depositary Shares contained in Registrant’s Annual Report on Form 20-F for the year ended December 31, 2013.

All documents filed with or furnished to the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any Annual Report on Form 20-F and reports on Form 6-K, subsequent to the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date such reports are filed or furnished, as applicable.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                       DESCRIPTION OF SECURITIES

Not applicable.

Item 5.                       INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.                       INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Swiss law, directors and senior officers acting in violation of their statutory duties — whether dealing with bona fide third parties or performing any other acts on behalf of the corporation — may become liable to the corporation, its shareholders and (in bankruptcy) its creditors for damages. The directors’ liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, such as the executive board, the board of directors is not vicariously liable for the acts of the members of the executive board. Instead, the directors can be held liable for their failure to properly select, instruct or supervise the executive board members. If directors and officers enter into a transaction on behalf of the corporation with bona fide third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the corporation’s business purpose.

Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses (unless arising from his or her gross negligence or willful misconduct), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving at the request of the corporation.

Registrant’s articles of incorporation do not contain provisions regarding the indemnification of directors and officers but according to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him or her in the execution of his or her duties under the employment agreement, unless the losses and expenses arise from the employee’s gross negligence or willful misconduct.

Registrant currently maintains directors’ and officers’ insurance for its directors and officers as well as officers and directors of certain of its subsidiaries.

Item 7.                       EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8.                       EXHIBITS

See Exhibit Index which is incorporated herein by reference.

Item 9.                       UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 12, 2014.

NOVARTIS AG

By:	/s/ Harry Kirsch
Name: Harry Kirsch
Title: Chief Financial Officer

By:	/s/ Felix R. Ehrat
Name: Felix R. Ehrat
Title: General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry Kirsch, Felix R. Ehrat, Steven Baert, Philippe Waty, Peter Rupprecht and Barry Rosenfeld, and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 12th day of September, 2014.

SIGNATURE	TITLE

/s/ Joseph Jimenez	Chief Executive Officer
Joseph Jimenez	(principal executive officer)

/s/ Harry Kirsch	Chief Financial Officer
Harry Kirsch	(principal financial and accounting officer)

/s/ Dr. Joerg Reinhardt	Chairman of the Board of Directors
Dr. Joerg Reinhardt

/s/ Dr. Ulrich Lehner	Vice-Chairman of the Board of Directors
Dr. Ulrich Lehner

/s/ Dr. Enrico Vanni	Vice-Chairman of the Board of Directors
Dr. Enrico Vanni

/s/ Dr. Verena A. Briner
Dr. Verena A. Briner	Director

/s/ Dr. Srikant Datar	Director
Dr. Srikant Datar

/s/ Ann Fudge	Director
Ann Fudge

/s/ Dr. Pierre Landolt	Director
Dr. Pierre Landolt

/s/ Dr. Andreas von Planta	Director
Dr. Andreas von Planta

/s/ William T. Winters	Director
William T. Winters

/s/ Dr. Charles L. Sawyers	Director
Dr. Charles L. Sawyers

/s/ Dr. Dimitri Azar	Director
Dr. Dimitri Azar

/s/ Barry Rosenfeld	Authorized U.S. Representative
Barry Rosenfeld

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on this 12th day of September, 2014 by the undersigned as the duly authorized representative of Novartis AG in the United States.

/s/ Barry Rosenfeld
Barry Rosenfeld

New York, New York

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1

Articles of Incorporation of Novartis AG, as amended February 23, 2012 (English translation) (incorporated by reference to Exhibit 1.1 to Novartis AG’s Annual Report on Form F-20 for the year ended December 31, 2012 as filed with the Commission on January 23, 2013)

4.2

Regulations of the Board and Committee Charters of Novartis AG, as amended January 1, 2014 (incorporated by reference to Exhibit 1.2 to Novartis AG’s Annual Report on Form F-20 for the year ended December 31, 2013 as filed with the Commission on January 29, 2014)

4.3

Amended and Restated Deposit Agreement, dated as of May 11, 2000 among Novartis AG, JPMorgan Chase Bank (fka Morgan Guaranty Trust Company of New York), as depositary, and all holders from time to time of ADRs issued thereunder (incorporated by reference to Exhibit (a)(1) to Post-Effective Amendment No. 1 to Novartis AG’s registration statement on Form F-6 (File No. 333-11758) filed September 8, 2000)

4.4

Amendment No. 1 to the Amended and Restated Deposit Agreement (incorporated by reference to Exhibit (a)(2) to Post-Effective Amendment No. 1 to Novartis AG’s registration statement on Form F-6 (File No. 333-11758) filed September 8, 2000)

4.5

Restricted Issuance Agreement dated as of January 11, 2002 among Novartis AG, JPMorgan Chase Bank, as depositary, and all holders from time to time of ADRs issued thereunder (incorporated by reference to Exhibit 4 to Novartis AG’s registration statement on Form F-3 (File No. 333-81862) filed on January 31, 2002)

4.6

Amendment No. 2 to the Amended and Restated Deposit Agreement (incorporated by reference to Exhibit (a)(3) to Novartis AG’s registration statement on Form F-6 (File No. 333-13446) filed on May 7, 2001)

4.7

Letter Agreement dated December 14, 2007 between Novartis AG and JPMorgan Chase Bank, as depositary (incorporated by reference to Exhibit 2.4 to Novartis AG’s Annual Report on Form 20-F for the year ended on December 31, 2007)

4.8	Novartis AG Long Term Incentive Plan, adopted January 22, 2014

4.9	Novartis AG Deferred Share Bonus Plan, adopted January 22, 2014

23.1	Consent of Independent Auditors - PricewaterhouseCoopers AG

24	Powers of Attorney (included on signature pages)